Exhibit 10.2




                       GRAHAM CORPORATION
                       20 Florence Avenue
                       Batavia, NY  14020
                         (585) 343-2216



October 29, 2004



Mr. William C. Johnson
1202 Claremont Avenue
Florence, SC  29501

Dear Bill:

Please consider this letter as our formal offer for you to join Graham Corporation in the position of President and CEO. All of us on the Board of Directors feel you are the right person for the job and look forward to working with you as you help lead the company in a highly successful profitable growth direction. Our offer to you is as follows:

       Starting base salary will be $235,000 per year and this will be reviewed annually.

       An annual cash bonus will be paid based upon achievement of established target levels. Presently, the plan offers up to 45% of base salary if certain returns on capital employed and personal goals are attained.

       Options for 18,000 shares of Graham stock will be awarded at the time of hire. Thereafter, awards of additional options will be considered at the discretion of the Stock Option Committee. Historically, these have averaged 6,000 shares annually for the CEO.

       Three weeks of paid vacation will be earned annually. This will increase to four weeks after five years of employment.

       Participation in the company Blue Cross - Community Blue medical plan. This requires a partial co-pay for all employees.

       Participation in the company paid defined contribution pension plan. The company pays 3.25% of base salary into the plan up to a government imposed limit of $210,000 per year and the employee has several discretionary investment options. The plan becomes 100% cliff vested after five years of employment.

       Participation in the company 401K plan, which provides up to a 2% annual match if certain profitability goals are attained.

       Company paid term life insurance in the amount of $500,000.

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                               GRAHAM CORPORATION


       Participation in a long-term disability program after six months of employment, with a maximum payout of $7,500 per month.

       Reimbursement of relocation costs for moving from Florence, SC to the Batavia, NY area, in accordance with Graham's corporate relocation policy guidelines.

       Company paid golf membership in the Stafford Country Club, if desired.

       Severance payment of one year's base salary in the unlikely event of termination, except for cause.

       No company cars are provided to Graham employees.

Once again,Bill, we look forward to your joining Graham and please feel free to contact me at 716-674-2300 should any questions arise or further information be desired. Also, please feel free to contact Ron Hansen should any clarification be desired concerning the above referenced fringe benefit plans. If you are in agreement with the above, please sign a copy of this offer and fax it to my attention at 716-674-2309.

With best regards,                                Accepted by,



/s/ Jerald D. Bidlack                            /s/ William C. Johnson
---------------------                            ----------------------
Jerald  D. Bidlack                               William C. Johnson
Chairman